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                                                                     EXHIBIT 5.3

                       Kean, Miller, Hawthorne, D'Armond,
                       McCowan & Jarman, L.L.P
                       Twenty-Second Floor
                       One American Place
                       Baton Rouge, Louisiana 70825

                                March 14, 2003

Lamar Media Corp.
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808


         We are furnishing this opinion in connection with the Registration Statement of Form S-4, as amended (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed on or about the date hereof by Lamar Media Corp. (the "Company") and certain subsidiaries of the Company listed as additional registrants in the Registration Statement (the "Subsidiary Guarantors") relating to the offer to exchange up to $260,000,000 aggregate principal amount of the Company's 7-1/4% Senior Subordinated Notes due 2013, which have been registered under the Securities Act (the "Exchange Notes"), for up to $260,000,000 aggregate principal amount of the Company's outstanding 7-1/4% Senior Subordinated Notes due 2013, which have not been so registered (the "Original Notes"). The Original Notes were, and the Exchange Notes will be, issued and sold by the Company and guaranteed (the "Guarantees") by the Subsidiary Guarantors pursuant to an indenture dated as of December 23, 2002 (the "Indenture") between the Company, the Subsidiary Guarantors and Wachovia Bank of Delaware, National Association, as trustee (the "Trustee"). The Exchange Notes will be offered and exchanged in the manner described in the Registration Statement.

         We have acted as corporate counsel in connection with the Registration Statement and are familiar with the proceedings taken by the Company and the Subsidiary Guarantors in connection with the authorization, issuance and sale of the Original Notes, the Exchange Notes and the Guarantees. We have made such other examination as we consider necessary to render this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. Each of the Subsidiary Guarantors has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with full power and authority to execute, deliver and perform its Guarantee.

         2. The Guarantees have been duly authorized, executed and delivered by each of the Subsidiary Guarantors, and no consent or approval of any court or governmental agency or body is required for such execution and delivery except consents or approvals as may be required under federal securities laws or under state securities or Blue Sky laws.


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         We hereby consent to the filing of this opinion as a part of the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus filed as a part thereof. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference you acknowledge that we have not reviewed and that we have not certified as to any part of the Registration Statement and that we do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                /s/ Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman, L.L.P.


                                KEAN, MILLER, HAWTHORNE, D'ARMOND,
                                McCOWAN & JARMAN, L.L.P.



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